UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 9, 2012

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for the fiscal year 2012.

(3) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 9, 2012.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2011, is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Metalworking and

Fluid Power and Corporate Secretary

Conshohocken, Pennsylvania

March 30, 2012

Important Notice of Availability of Proxy Materials

for Quaker Chemical Corporation’s 2012 Annual Meeting of Shareholders to be held on

May 9, 2012.

The Notice of Meeting, Proxy Statement and 2011 Annual Report to Shareholders

are available at www.proxyvote.com.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2012 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 9, 2012. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 4, 2012.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two proposals:

•	Election of three nominees to serve on our Board of Directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2012.

Who is entitled to vote?

Shareholders of record as of the close of business on March 9, 2012, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote if I am a shareholder of record?

You can cast your vote:

•	in person, by attending the Annual Meeting of Shareholders;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, using the toll-free number listed on the proxy card; or

•	by mail, if you mark, sign and date a proxy card and return it in the postage-paid envelope provided.

How do I cast my vote if I am a beneficial owner of shares held in street name?

You can cast your vote:

•

in person, by first obtaining a proxy card issued in your name from your broker and bringing that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date, the stock acquisition date and valid identification;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, only if you agree with the voting rights of your proxy, by using the toll-free number found on the proxy card; or

•	by mail, if you mark, sign and date the proxy card and return it in the postage-paid envelope provided.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” Proposal 1 and “FOR” Proposal 2.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your proxy card is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the election of directors.

The proxy card form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge, will serve as the inspector of election.

How many shares can be voted at the meeting?

As of March 9, 2012, the record date for the meeting, 12,948,440 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date, based on how long such shares have been owned by the holder.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast either one vote or ten votes for each share of common stock you held on March 9, 2012, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2009, will entitle you to ten votes.

Each share you acquired after March 1, 2009, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2009 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing the affidavit appearing on the proxy card. The Board of Directors reserves the right to require evidence to support the affidavit.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us, as of March 9, 2012, at the annual meeting the holders of 984,554 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 11,963,886 shares of Quaker common stock will be entitled to cast one vote for each share held, for a total of 21,809,426 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because some of the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 9, 2012 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Michael F. Barry and William R. Cook to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll-free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may so request by calling the toll-free number or writing to the address noted above.

Proposal 1 — Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are nine directors, including three Class I directors, three Class II directors and three Class III directors. At the meeting, three Class II directors are to be elected with each member to serve a three-year term expiring in 2015 or until his successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No. Each incumbent director whose term expires this year has been nominated for election to serve for an additional three-year term and has agreed to serve if elected.

Who are the Board’s nominees this year?

Donald R. Caldwell, William R. Cook and Jeffry D. Frisby are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2015 annual meeting of shareholders and until his successor is elected and qualified.

What is the background of this year’s nominees?

Below are our nominees for election to the Board as Class II members, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

DONALD R. CALDWELL (65) Mr. Caldwell has served on Quaker’s Board since 1997 and is the Chairman of the Executive Committee. He is Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses. He currently serves on multiple public company boards. He has experience in accounting/finance, financial reporting, risk assessment, strategic planning and corporate development. Mr. Caldwell’s specific business and board service experience are listed below:

•     Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company, for more than five years.

•     Member of the Board of Directors:

•     InsPro Technologies Corporation (formerly, Health Benefits Direct Corporation)

•     Lightning Gaming, Inc.

•     Rubicon Technology, Inc.

•     Voxware, Inc.

•     Former Member of the Board of Directors:

•     Diamond Management & Technology Consultants, Inc.

•     Kanby International, Inc.

WILLIAM R. COOK (68) Mr. Cook has served on Quaker’s Board since 2000 and is the Chairman of the Audit Committee. He retired in 2002 but previously served in a variety of positions in the chemical industry, including Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. and Vice Chairman and Co-Chief Executive Officer of Hercules, Inc. Most recently, Mr. Cook served as President and Chief Executive Officer of Severn Trent Services, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, governance, strategic planning and corporate development. Mr. Cook’s specific business and board service experience are listed below:

•     President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.

•     Member of the Board of Directors:

•     Teleflex Incorporated

•     The Penn Mutual Life Insurance Company

JEFFRY D. FRISBY (56) Mr. Frisby has served on Quaker’s Board since 2006. He is President and Chief Operating Officer of Triumph Group, Inc., which serves the aerospace industry. He has held a variety of positions within the Triumph Group and a predecessor group company, Frisby Aerospace, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development. Mr. Frisby’s specific business experience is listed below:

•     President and Chief Operating Officer of Triumph Group, Inc. which, through its subsidiaries, engages in the design, engineering, manufacture, repair, overhaul and distribution of aircraft components in the United States and internationally, since July 2009.

•     Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build aerostructures, as well as complete mechanical, electromechanical and hydraulic systems for the aerospace industry, from April 2003 to July 2009.

The Board of Directors recommends that you vote “FOR” the election to our Board of Donald R. Caldwell, William R. Cook and Jeffry D. Frisby, the nominees listed above.

Biographies of Continuing Directors

Below are our incumbent directors who were elected as Class III members of the Board in 2010 and whose terms expire in 2013, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

JOSEPH B. ANDERSON, JR. (69) Mr. Anderson has served on Quaker’s Board since 1992. He is Chief Executive Officer of a group of minority-owned companies supplying parts to the automotive industry and services to a variety of industries including automotive, aerospace, defense, construction, mining and off road vehicles. He also currently serves as a director on multiple public company boards in diverse industries. He has experience in accounting/finance, financial reporting, risk assessment, governance, strategic planning, corporate development and manufacturing. Mr. Anderson’s specific business and board service experience are listed below:

•     Chairman and Chief Executive Officer of TAG Holdings, LLC, a parent company for a variety of manufacturing and service-based enterprises, for more than five years.

•     Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, for more than five years.

•     Chairman and Chief Executive Officer of Wolverine Assembly, an automotive assembly, warehousing and logistics company, since June 2010.

•     Chairman and Chief Executive Officer of Barton Manufacturing, a heavy machining and welding company, since August 2011.

•     Chairman and Chief Executive Officer of Radian Precision, Inc., an aerospace and defense supplier since January 2012.

•     Chairman and Chief Executive Officer of Indiana Assemblies, LLC, a tire and wheel assembly company, from October 2008 to December 2010.

•     Chairman and Chief Executive Officer of Gulf Shore Assemblies, LLC, a tire and wheel assembly company, from May 2007 to December 2010.

•     Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, from January 2005 to December 2010.

•     Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, from March 2003 to February 2011.

•     Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, from January 2002 to March 2010.

•     Member of the Board of Directors:

•     Meritor, Inc.

•     NV Energy, Inc.

•     Rite Aid Corporation

•     Valassis Communications, Inc.

PATRICIA C. BARRON (69) Ms. Barron has served on Quaker’s Board since 1989 and has been our Lead Director since 2008. She retired as a Professor at Stern School of Business at New York University in 2003. Prior to that time, Ms. Barron served in a variety of roles with Xerox Corporation, including President of their Engineering Systems Division, and has served on multiple public company boards. She has experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning and corporate development. Ms. Barron’s specific business and board service experience are listed below:

•     Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.

•     Member of the Board of Directors:

•     Teleflex Incorporated

•     Ultralife Corporation

•     United Services Automobile Association

•     Former Member of the Board of Directors:

•     ARAMARK Corporation

EDWIN J. DELATTRE (70) Dr. Delattre has served on Quaker’s Board since 1984. He retired in 2006 but provides consulting services to law enforcement agencies around the world with a focus on ethical behavior and continues to hold Emeritus positions at Boston University and St. John’s College. Prior to his retirement, he held a number of positions at Boston University, including Dean, School of Education and Professor of Philosophy, College of Arts and Sciences. He has governance expertise. Dr. Delattre’s specific experience is listed below:

•     Professor of Philosophy Emeritus, College of Arts and Sciences, Boston University, since September 2006.

•     Dean Emeritus, School of Education, Boston University, since December 2002.

•     Author, Character and Cops, Ethics in Policing, American Enterprise Institute Press, Sixth Edition, 2011.

•     President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico, since January 1987.

Below are our incumbent directors who were elected as Class I members of the Board in 2011 and whose terms expire in 2014, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

MICHAEL F. BARRY (53) Mr. Barry has served on Quaker’s Board since 2008. He is Quaker’s Chairman, Chief Executive Officer and President. Mr. Barry has held a number of positions within Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader—Industrial Metalworking and Coatings, and Senior Vice President and Managing Director—North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. Mr. Barry’s specific business and board service experience are listed below:

•     Quaker’s Chairman of the Board since May 2009 and Chief Executive Officer and President since October 2008; Senior Vice President and Managing Director—North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader – Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader – Industrial Metalworking and Coatings from January 2004 through June 2005 and Vice President and Chief Financial Officer from 1998 to August 2004.

•     Member of the Board of Directors:

•     Rogers Corporation

ROBERT E. CHAPPELL (67) Mr. Chappell has served on Quaker’s Board since 1997 and is the Chairman of the Governance Committee. He is Chairman of The Penn Mutual Life Insurance Company and served as Penn Mutual’s Chief Executive Officer from April 1995 until February 2011. He has experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development. Mr. Chappell’s specific business and board service experience are listed below:

•     Chairman of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years and Chief Executive Officer of the company from April 1995 to February 18, 2011; President from January 2008 to March 2010.

•     Member of the Board of Directors:

•     Penn Series Funds, Inc. (Chairman)

ROBERT H. ROCK (61) Mr. Rock has served on Quaker’s Board since 1996 and is the Chairman of the Compensation/Management Development Committee. He is President of MLR Holdings, LLC, an investment company operating in the publishing industry. Prior to involvement in the publishing industry, he was Chairman of The Hay Group, a management consulting firm. He has experience in organizational development, global organizations, governance, strategic planning and corporate development. Mr. Rock’s specific business and board service experience are listed below:

•     President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.

•     Member of the Board of Directors:

•     The Penn Mutual Life Insurance Company

•     Former Member of the Board of Directors:

•     Alberto-Culver Company

In addition to the information presented above regarding each director and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, the Company also believes that all of its directors and director nominees have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Governance Committee in recommending qualified director candidates is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a bi-annual basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the Directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent Directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Ms. Patricia C. Barron is currently the Lead Director, having been reappointed to the position for a two-year term in May 2010.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 7, 2012, that all non-employee directors who will continue to serve after our 2012 annual meeting of shareholders are independent within our guidelines and have no material relationship with the Company as defined by our guidelines.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas. Quaker’s Board includes nine directors who are or have served as chief executive officers or in other executive management roles, seven directors with specialized accounting and finance knowledge, three directors with experience in the chemical industry or other technology or science areas, eight directors who have served on the boards of other public companies, six directors with international business experience and five directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors including: experience in industries similar to Quaker’s; managerial and other leadership experience; business acumen or particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies of which the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can contribute as a member of the Board. Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

Directors who also serve as CEOs or in equivalent positions should not serve on more than three other boards of public companies in addition to the Quaker Board and directors who do not serve as CEOs or in equivalent positions should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the limitations in these guidelines on the number of boards a director may serve in the case of Mr. Anderson due to his valued contributions to the Board and the Committees on which he serves, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend a prospective nominee for election to the Board to the Governance Committee may write to D. Jeffry Benoliel, Vice President—Global Metalworking and Fluid Power and Corporate Secretary, Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 5, 2012, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2012 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk such as loss of property, business interruption, and other exposures traditionally mitigated through insurance products. In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes. Finally, from time to time, Quaker has faced other risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business, through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President – Global Metalworking and Fluid Power and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary. The references to our Web site contained in this proxy statement are for informational purposes, and the content of the Web site is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or 1-678-999-4552 from outside the United States. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2011. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers that apply to our Chief Executive Officer, Chief Financial Officer, Global Controller, each Controller at majority-owned affiliates, Assistant Global Controller and persons performing similar functions designated by the Company’s Board of Directors on our Web site, http://www.quakerchem.com, under the heading Investors/Corporate Governance.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that each member of the Audit Committee meets the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2011
Name	Audit	Compensation/ Management Development	Executive	Governance
Joseph B. Anderson, Jr.	X			X
Patricia C. Barron		X		X
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook	CHAIR		X(1)
Edwin J. Delattre		X		X
Jeffry D. Frisby	X	X
Robert H. Rock		CHAIR	X
Number of Meetings in 2011(2)	5	4	2	3

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2011, unless otherwise indicated.

(1)	Committee member since May 11, 2011.

(2)	The Board of Directors held six regular meetings in 2011. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2011.

Time is regularly scheduled for the independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2011, all directors attended the annual meeting of shareholders.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding Quaker’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, Compensation/Management Development Committee and Governance Committee each operates under a charter. These charters can be found on the Company’s Web site at http://www.quakerchem.com, under the heading Investors/Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2011 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre and Jeffry D. Frisby, each of whom is an “independent” director. No member of the Compensation/Management Development Committee is or was an employee, or is or ever was an officer, of Quaker in 2011. During 2011, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table on page 34, below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2011, who are Michael F. Barry, Mark A. Featherstone, D. Jeffry Benoliel, Jan F. Nieman and Wilbert Platzer, as well as the Company’s other senior officers.

Executive Summary

Quaker’s Compensation/Management Development Committee (the “Committee”) has implemented executive compensation programs designed to reward performance. The Company is engaged in a highly specialized business with a broad global footprint, requiring a management team with specific skills and knowledge. The Committee believes that our compensation programs must be competitive in order to attract and retain high performance executives with the requisite skill set and performance orientation.

In fiscal 2011, Quaker’s executive team successfully managed the Company through a sluggish economic environment and higher raw material costs to exceed our financial targets and post record sales and earnings numbers. Revenues increased by 26% over the prior year and there was a significant increase year over year in net income of 37%. In making decisions about fiscal 2011 salaries and performance targets, the Committee also considered fiscal 2010 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2011 included:

•

Adjusted net income is a key metric for the corporate component of the Company’s annual cash incentive awards. Performance with respect to this metric for fiscal 2011 was between target and maximum levels and resulted in a payout representing 81% of the maximum payment for the corporate component of the annual cash incentive awards for the Named Executive Officers.

•

Long-term incentives make up a significant portion of each of the Named Executive Officers’ compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, long-term incentives include equity awards, the value of which is directly linked to the performance of our stock, and cash awards where the amount payable is based on our total shareholder return as compared to a peer group. Our Named Executive Officers’ long-term incentive compensation for 2011 was consistent with that of 2010 reflecting the maintenance of our stock price year over year and because total shareholder return exceeded target for the three-year period ended in 2011.

•	Based on our review of competitive benchmarking for compensation and our results of operations in 2010, we rewarded our Named Executive Officers with salary increases in 2011.

Quaker’s overall compensation strategy and specific programs have not changed significantly since last year as we have strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable, competitive and fair. In particular, we have continued to:

•	Use benchmarks for total direct compensation and long-term compensation to mitigate any possibility of inappropriate risk taking on the part of executives;
•

Align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more compensation is incentive-pay dependent and the more incentive pay is long-term oriented; and

•	Reward long-term performance with cash compensation measured by total shareholder return and stock-based compensation in order to align the interests of management with our shareholders.

Consistent with this approach, we seek and receive approval from our shareholders regarding incentive plans that are used to attract, motivate, retain and reward our executives. Two of our incentive plans were overwhelmingly approved by our shareholders at the 2011 annual meeting of shareholders.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance, pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation. The Committee has determined that none of the Company’s current compensation programs are likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

At the Company’s 2011 annual meeting of shareholders, the shareholders voted on an advisory basis to approve the Company’s compensation of our Named Executive Officers. The shareholders also voted to recommend an advisory vote on the Company’s compensation once every three years and the Company intends to follow this recommendation. Given the significant level of support, the Board of Directors and Committee did not make any changes to our executive compensation policies and decisions at this time.

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation strategy that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers (who include for 2011 our Chairman, CEO and President and our vice presidents) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments, and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of members of our Board of Directors who meet the objective requirements for “independence” under our Corporate Governance Guidelines and the listing standards of the NYSE. Five members of our Board, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre, Jeffry D. Frisby and Robert H. Rock (Chairman) currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies, and programs related to the compensation of the Company’s executive officers and, in their discretion, the engagement of an outside compensation consultant. The Committee works closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure that the Committee is sufficiently informed when taking action or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s Web site at http://www.quakerchem.com, under the heading Investors/Corporate Governance.

To the extent possible, the Committee strives to structure the compensation of our executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interests to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to certain of our executive officers. Although the reported total compensation of Mr. Barry for 2011 in the Summary Compensation Table below was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) was not exceeded. This is due to the fact that performance-based compensation and the increase in Mr. Barry’s pension value are not included in determining whether the 162(m) threshold is exceeded for 2011.

Benchmarking Data

To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee engaged Dolmat Connell & Partners, now called Connell & Partners, a division of Gallagher Benefit Services (“Connell”), a nationally recognized human resources consulting firm. Connell conducts executive compensation studies and analyses and provided the Committee with benchmarking data and counsel on compensation trends and issues. Connell provided no other services to the Company other than advising the Committee on executive compensation matters and advising the Governance Committee on board compensation matters.

Due to our size and diverse businesses, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Therefore, our primary benchmarks for 2011 total direct compensation for our executive officers were derived from compensation information provided by Connell that is a blend of Peer Group compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group data reflects the Peer Group developed by Connell and approved by the Committee in the summer of 2010 and includes data for 12 publicly-traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to Quaker. The Peer Group companies are: Aceto Corporation, Buckeye Technologies Inc., Cabot Microelectronics Corporation, Calgon Carbon Corporation, Hawkins, Inc., Innophos Holdings, Inc., Innospec Inc., LSB Industries, Inc., OM Group, Inc., OMNOVA Solutions Inc., Rogers Corporation, and Spartech Corporation. Long-term incentive compensation for the Vice President – Global Metalworking and Fluid Power and Corporate Secretary used only the composite survey data because of insufficient sample in the Peer Group data. Data for the international Managing Directors is from surveys for their respective geographies. Though the Committee closely analyzes the data provided by Connell, it exercised its discretion in the weight it assigned to this data.

Generally, we previously aimed to set total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables and at maximum level at the 75th percentile of the comparative group. Based on information from Connell, we modified our approach in 2011. We now generally aim to benchmark total direct compensation solely to the market 50th percentiles. We believe the philosophy of targeting total direct compensation solely to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

Based on the Committee’s assessment of their relative experience and performance, Messrs. Nieman’s and Platzer’s targeted total direct compensation for 2011 was between the 50th and 75th percentiles of the comparative data as provided by Connell. Messrs. Barry’s and Featherstone’s targeted total direct compensation for 2011 was at or near the 25th percentile of benchmark levels. Mr. Benoliel’s targeted total direct compensation for 2011 was between the 25th and 50th percentiles of benchmark levels.

The actual total direct compensation for Messrs. Nieman and Platzer was between the 50th and 75th percentiles of the comparative data provided by Connell. Mr. Benoliel’s actual total direct compensation was at or near the 50th percentile of benchmark levels. Messrs. Barry’s and Featherstone’s total direct compensation was between the 25th and 50th percentiles of benchmark levels. The actual total direct compensation reflected the bonus payouts and long-term compensation paid as a result of the earnings results achieved by the Company as outlined herein.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, developed guidelines in consultation with Connell for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus, and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is incentive-pay dependent and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Mr. Barry, the guidelines range for base salary from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation, and for long-term compensation from 15% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Connell, specific position responsibilities and scope, experience and tenure, current job performance, and Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of the factors, in 2011 the Committee recommended, and the Board approved, salary increases for the Named Executive Officers. Mr. Barry’s salary increase is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2011 are described in the table below:

Named Executive Officer	Initial Base Salary Rate ($)	New Base Salary Rate ($)		Base Salary Received ($)

Mark A. Featherstone	257,301	262,447	(2)	261,375

D. Jeffry Benoliel	292,600	305,767	(2)	303,024

Jan F. Nieman(1)	240,576	252,865	(3)	250,817

Wilbert Platzer(1)	270,458	283,981	(4)	281,727

(1)	Mr. Nieman’s compensation is paid in Chinese Renminbi and E.U. Euros and Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31, 2011.

(2)	Salary increases effective March 16, 2011.

(3)	Mr. Nieman received a cost of living increase on January 1, 2011 and a merit increase on March 1, 2011.

(4)	Salary increase effective March 1, 2011.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. Bonuses under the GAIP may be paid in cash or in Quaker common stock, although we generally pay the GAIP bonus in cash, absent unusual circumstances.

The maximum bonus that an eligible associate may earn under the GAIP for a year is a percentage of the associate’s base salary. Those percentages for performance during 2011 (resulting in the GAIP payment in 2012) are shown in the chart below. The bonus earned is based on achievement of two types of objectives: corporate financial objectives and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus (55% of the maximum) set at or around budgeted consolidated net income. The actual bonus varies depending on the level of performance. The individual objectives are further divided into two types of goals: regional objectives for regional associates (Mr. Nieman and Mr. Platzer) and individual objectives for non-regional associates (Messrs. Barry, Featherstone and Benoliel). Regional executive officers have the opportunity to earn up to a maximum of 12.5% (which represents 182% of target) of their base salary on achievement of their regional objectives as opposed to a maximum of 6.875% for individual objectives for non-regional associates (excluding the CEO who can earn a higher amount as explained below). To achieve the maximum regional bonus, regional operating income must exceed budgeted levels and other regional financial and non-financial goals must be met. In addition, because the total amount of an individual’s GAIP bonus can never exceed his or her overall maximum bonus opportunity, if the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s overall maximum opportunity. The rationale for providing this opportunity to regional executive officers is to reward them with up-side potential in years where there is strong performance in the applicable region but overall corporate performance is lower due to weakness in other regions or other factors negatively impacting the corporate component of the bonus. The specific corporate financial goals and individual goals, respectively, for performance during 2011 are discussed below under the headings “Corporate Financial Goals” and “Individual Goals.”

The following chart shows, as a percentage of base salary, the maximum potential bonus and the bonus amounts payable on target achievement and maximum achievement, allocated between corporate and individual objectives for 2011. The table also shows the percentage of base salary actually paid as a result of achievement during 2011.

Named Executive Officer	Maximum GAIP Bonus (as a % of base salary)(1)		Corporate Financial Objectives (as a % of base salary)			Individual Objectives (as a % of base salary)				Total GAIP Bonus Earned and Paid ($)
			Target	Maximum	Achieved(2)	Target	Maximum(1)	Achieved(3)

Michael F. Barry	120	(4)	56.25	101.25	95.25	18.75	N/A	18.75		627,000

Mark A. Featherstone	50		20.625	43.125	34.925	6.875	N/A	6.875		109,703

D. Jeffry Benoliel	50		20.625	43.125	34.925	6.875	N/A	6.875		127,811

Jan F. Nieman	50		20.625	43.125	34.925	6.875	12.5	6.875	(5)	105,047

Wilbert Platzer	50		20.625	43.125	34.925	6.875	12.5	6.875	(5)	118,704

(1)	The maximum bonus payable on account of achieving corporate financial objectives and individual objectives will not exceed the overall maximum GAIP bonus opportunity. If the sum of an individual’s actual corporate bonus earned and individual or regional bonus earned exceeds his or her maximum GAIP bonus opportunity, the individual or regional bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s maximum GAIP bonus opportunity.

(2)	The Company’s adjusted net income was $41.7 million. Accordingly, all participants earned an award between the target and maximum levels for the corporate component of the GAIP bonus, receiving an award equal to 81% of the maximum amount for the corporate component of such bonus. See “Corporate Financial Goals” below for further details.

(3)	The Company determined that Messrs. Barry, Featherstone and Benoliel each achieved 100% of their individual (personal) goals and, therefore, 100% of the target portion of the GAIP bonus attributable to individual goals. (For non-regional associates, no more than target may be achieved for individual goals.)

(4)	In 2011, Mr. Barry’s maximum annual incentive award opportunity was 120% of his base salary. The applicable maximum annual award percentage for our other executive officers is 50% of base salary per their employment agreements. The Committee determined that the CEO should be provided with a higher GAIP maximum earning opportunity because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

(5)	The performance of both Mr. Nieman and Mr. Platzer for individual regional goals was at a level equal to 100% of the 182% maximum regional opportunity they could have earned as explained in detail below.

Corporate Financial Goals

The corporate financial goals for 2011 GAIP bonuses were based on the Company’s consolidated net income and were set at $36.4 million of net income at threshold (the level at which the bonus pool began to accumulate), $40.5 million of net income at target, and $42.4 million of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2011 budgeted adjusted net income of $40.5 million, the level of improvement over the 2010 reported net income of

$31.8 million, and the challenge of achieving these targets in an uncertain business and economic environment. Since the final net income level fell between the target and maximum levels shown above, interpolation was used to calculate the bonus payout.

When the Committee set the 2011 GAIP targets, it also approved certain significant non-budgeted business circumstances for which adjustment could be made by the Committee to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. manufacturing locations beyond budgeted amounts, customer bankruptcies or plant shutdowns; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses or gains; adverse legal judgments, settlements, litigation expenses, and legal (including VAT assessments) and environmental reserves; expenditures for discretionary Board initiated or approved corporate actions, plans or major initiatives, including individual personnel actions; and changes in exchange rates.

In 2011, reported net income was $43.6 million, exceeding the GAIP maximum goal of $42.4 million. Under such net income level, a corporate award of 100% of the maximum potential would be earned. However, the Committee considered three non-budgeted items and adjusted the actual payout percentage. The Committee used its discretion to adjust the net income amount downward to reflect a non-cash gain that occurred as a result of Quaker’s mid-year acquisition of the remaining portion of its Mexican affiliate, while adjusting the net income amount upward to adjust for increased reserves and unbudgeted environmental costs for an environmental matter and for certain unbudgeted expenses related to acquisitions. Accordingly, taking into account the three adjustments made by the Committee, all participants earned an award between the target and maximum levels equal to 81% of the maximum potential for the corporate component of the GAIP bonus.

Individual Goals

When setting the individual goals under the GAIP, the Committee receives specific input from the CEO and reviews the approved operating plan for the upcoming fiscal year. The CEO also recommends the goals for the other Named Executive Officers and works with the Committee to determine his own individual goals. The Committee works closely with the CEO to review and analyze the selected performance metrics and the probabilities and risks of achieving these metrics. Ultimately, the Committee approves the individual goals for the CEO and the other Named Executive Officers. For 2011, the Committee determined that these goals were difficult for the Named Executive Officers to achieve but achievable with significant effort by them.

In 2011, Mr. Barry’s individual goals included, among others things, achieving the 2011 financial plan (with key focus areas being net income and net cash flow); executing the Company’s strategic plan for each respective business segment; increasing organizational strength; making successful acquisitions, if appropriate; enhancing product technology; and providing appropriate governance and risk management for the Company. Because the Committee determined that Mr. Barry had met 100% of his established individual goals, he was awarded 100% of his personal objectives portion of the GAIP bonus. The majority of Mr. Barry’s goals were qualitative in nature and thus no quantitative measures were used in the evaluation of his performance of these goals. However, one of Mr. Barry’s goals did have two quantitative components: Mr. Barry achieved the 2011 financial plan because both actual net income and net cash flow (which is defined as the change in net debt (with net debt defined as the change in gross debt, less cash and cash equivalents)) exceeded budgeted numbers of $40.5 million and $(5.4) million, respectively. Actual net income was $43.6 million and actual net cash flow was $18.6 million.

The individual goals of the other executive officers were a mix of limited quantitative performance objectives (for the regional associates) and managerial goals, such as achieving regional operating budgets; achieving working capital and capital expenditure targets; maintaining all key customer business; executing the Company’s strategic plan for each respective business segment involved; improving safety awareness and performance; advancing the Company’s investor relations program; improving our business strategy and product development process across the organization; ensuring timely and accurate SEC reporting and high quality internal reporting and achieving SOX compliance. The corporate Named Executive Officers (Messrs. Benoliel and Featherstone) achieved 100% of their maximum opportunity on their individual components of the annual bonus as they achieved 100% of their individual goals as outlined below. The regional Named Executive Officers (Messrs. Nieman and Platzer) achieved over 100% of their 182% maximum opportunity on their regional components of the annual bonus as they achieved many, but not all, of their regional goals as outlined below. Mr. Nieman’s region was slightly below the target goal for regional profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), but he met various other regional goals to earn 100% of his 182% regional bonus opportunity. Similarly, Mr. Platzer’s region was below the target goal on profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), but he met various other regional goals to earn 100% of his 182% regional bonus opportunity.

For 2011, the Named Executive Officers (other than Mr. Barry) had the following individual or regional goals:

•

Mr. Featherstone had one quantitative and nine qualitative individual goals: (i) achieving budgeted net income and net cash flow; (ii) increasing financial flexibility and ensuring continued access to capital markets at a reasonable cost to the Company; (iii) supporting special projects, including acquisition opportunities; (iv) ensuring timely and accurate SEC reporting, compliance with SOX and high quality internal reporting and performance monitoring tools; (v) successfully transitioning a new tax director and increased support for tax accounting; (vi) successfully implementing an ERP system upgrade and the transitioning of a new chief information officer; (vii) providing advice and counsel to the CEO; (viii) providing guidance and support to each geographic region and each managing director; (ix) continuing to foster improvements in the methodology and tools for the Company’s value added profit analysis in order to drive such analysis to the product line and customer levels; and (x) continuing to enhance our investor relations program.

•

Mr. Benoliel had six qualitative individual goals that focused on business strategy and product development processes across the organization and for certain specific business segments, including steel, metalworking, fluid power and the can business. Mr. Benoliel was also instrumental in the successful acquisition of the remaining interest in the Company’s Mexican affiliate, assisted in the implementation of the Company’s global marketing plan, and managed various Board and legal matters.

•

Mr. Nieman had seven regional goals: (i) achieving the operating income and contribution margin budgets for the region he supervises; (ii) achieving working capital and capital expenditure targets; (iii) maintaining all key customer business; (iv) executing the Company’s strategic plan for each respective business segment for his region; (v) improving the region’s strategic positioning; (vi) improving safety awareness and performance for the region he supervises; and (vii) achieving SOX compliance. Mr. Nieman achieved 129% of his 182% opportunity, but received an award equal to 100% of such opportunity as his region did not meet all of its profitability goals.

•

Mr. Platzer had seven regional goals: (i) achieving the operating income and contribution margin budgets for the regions he supervises; (ii) achieving working capital and capital expenditure targets; (iii) maintaining all key customer business; (iv) executing the Company’s strategic plan for each respective business segment for his region; (v) improving the region’s strategic positioning; (vi) improving safety awareness and performance for the region he supervises; and (vii) achieving SOX compliance. Mr. Platzer achieved 103% of his 182% opportunity, but received an award equal to 100% of such opportunity as his region did not meet all of its profitability goals.

Long-Term Incentives

Under the Company’s Long-Term Performance Incentive Plan (“LTIP”), stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock, and a target cash award for the 2009-2011 performance period. Payment of the cash award was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s relative total shareholder return (“TSR”) as compared to the TSR of the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile, and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 84th percentile of the comparison group warranting a payout of 98.3% of maximum. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

The Committee reviewed current trends in long-term compensation practices with Connell. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock and options) to senior executives, including each of the Named Executive Officers, but limit awards for lower level executives to cash and restricted stock.

•

The cash portion of the Company’s LTIP will be performance-based. The performance criteria for the cash payment is a single metric, relative total shareholder return over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock will be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

•	Options will vest in three equal installments over a three-year performance period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables. Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, the Committee decided to divide the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

In the first quarter of 2011, the Committee selected participants for the 2011-2013 performance period, including all of the Named Executive Officers. The specific amount of each award was determined based on market data provided by Connell, as well as the relative position and role of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted, and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of the percentage of base salary has at times caused internal inequity issues. To mitigate this dynamic, the Committee decided to use market data related to a percentage of base salary with application of an absolute value in making awards determination for similarly valued positions of Vice President, Chief Financial Officer and Treasurer; Vice President and Managing Director—Europe; Vice President and Managing Director—Asia/Pacific; and Vice President—Global Metalworking and Fluid Power and Corporate Secretary. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 140% of base salary while for the other Named Executive Officers the range was 43% to 51% of base salary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

For the 2011-2013 performance period, Mr. Barry received a long-term incentive grant of a target cash award opportunity of $256,667, 6,627 shares of restricted stock and 17,726 options. The other Named Executive Officers each received target cash award opportunities of $43,333, restricted stock of 1,119 shares and options of 2,993 shares.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by Connell as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2011 was $500,000 and, based on the factors listed above, he received a raise effective March 16, 2011 to $550,000. Accordingly, the total base salary Mr. Barry received for 2011 was $539,583. Additionally, in recognition of the record Company results in 2011, the consistent increase in shareholder value created over the past few years, and Mr. Barry being below the 50% of base salary compensation benchmark, he received a raise effective on March 16, 2012 to $625,000. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section below titled “Mr. Barry’s Employment Agreement.”

For 2011, the Committee also increased Mr. Barry’s incentive pay. Mr. Barry’s total bonus potential under the GAIP was increased to 75% of his base salary at target and 120% of his base salary at maximum if all goals are met. For 2012, Mr. Barry’s total bonus potential under the GAIP was increased to 80% of his base salary at target and 145% of his base salary at maximum if all goals are met. For the 2011-2013 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $770,000 which equates to 140% of his base salary. For the 2012-2014 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $800,000 which equates to 128% of his new base salary of $625,000. The Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due not only to his heightened responsibility and experience, but also due to market data, the Company’s continued strong financial and overall performance, and the consistent increase in shareholder value over the past few years.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the new ownership policy when last tested in May 2011.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which had been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Nieman’s and Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. The salary ceiling for the calculation of Mr. Nieman’s and Mr. Platzer’s retirement benefits remains at Euros 250,000. Since 2004, the Netherlands plan has a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases according to the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Mr. Barry and Mr. Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his or her surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($16,500 for distributions in 2011) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his or her lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two original (and currently the only) active participants in SRIP, their accrued benefit is the greatest of:

1.	if employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment when he attains age 55; or

2.	the sum of the benefit the original participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the original participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

The year-over-year increases in the present value of the retirement benefits realized in 2011, as reflected in the Summary Compensation Table on page 34 of this proxy statement, for Mr. Barry and Mr. Benoliel, were primarily due to a decrease in the discount rate applied in calculating the present value benefit and an increase in SRIP compensation.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to Messrs. Barry, Featherstone, Benoliel and Platzer, and has entered into change in control agreements with each of our executive officers, including each of the Named Executive Officers, pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Messrs. Nieman and Platzer, a specified period before) a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement that automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. The total base salary Mr. Barry received for 2011 was $539,583. Mr. Barry is eligible to participate in our GAIP and LTIP.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus bonus equal to the average annual bonus earned under Quaker’s annual incentive compensation in the applicable three-year period, excluding from the average any year in which no amounts were paid. In general, this three-year period is the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 40 of this proxy statement.

“Cause” is defined under Mr. Barry’s employment agreement as either willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker that is materially injurious to the Company, or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of base salary during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to the death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 40 of this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar year period described in Mr. Barry’s change in control agreement, excluding from the average any year in which no amounts were paid, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period is the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition, Mr. Barry’s severance allowance will be taken into account in determining his retirement benefit under the SRIP and an additional 24 months of service and age will be credited in determining this retirement benefit. Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of two years. The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 40 of this proxy statement.

Mr. Barry’s employment agreement contains a confidentiality and an 18-month non-competition provision, in the event of termination for any reason. In addition, Mr. Barry’s change in control agreement contains a confidentiality and a 24-month non-competition provision, in the event of termination for any reason. If a court were to determine that he breached these provisions, the Company’s obligations to make payments under the agreements would terminate.

Other Named Executive Officers

Messrs. Featherstone, Benoliel and Platzer are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause,” disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, Mr. Nieman and Mr. Platzer are entitled to severance prescribed by law in foreign jurisdictions which, if greater, would be in lieu of any severance due under any agreements with Quaker. “Cause” is defined in Mr. Platzer’s employment agreement as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Mr. Featherstone and Mr. Benoliel, “cause” is defined as: (i) willful and material breach of the memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. Messrs. Featherstone, Benoliel and Platzer are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Featherstone’s, Benoliel’s and Platzer’s severance payments are contingent upon signing a form of release satisfactory to Quaker. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Mr. Benoliel would receive any severance payments in semi-monthly installments and Mr. Featherstone and Mr. Platzer would receive any severance payments in a lump sum.

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or within six months before, with respect to Messrs. Nieman and Platzer) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period is the year of termination and the prior two years (for Mr. Featherstone and Mr. Benoliel, if the executive received a bonus in the year of the executive’s termination) or, otherwise, the three calendar years prior to his termination. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 40 of this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Featherstone, Benoliel, Nieman and Platzer; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. Mr. Nieman and Mr. Platzer are also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which they are located. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter).

In the change in control agreements “cause” is defined as: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Mr. Nieman and Mr. Platzer. Additionally, Mr. Nieman receives certain expatriate, relocation and transition benefits while he works for the Company in China. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Jeffry D. Frisby

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)
Michael F. Barry Chairman of the Board, Chief Executive Officer and President	2011 2010 2009	539,583 489,583 450,000	0 0 0	247,651 165,465 154,650	247,662 311,916 158,527	966,135 701,853 626,393	828,000 709,000 341,000	67,863 73,733 52,874	2,896,894 2,451,550 1,783,444
Mark A. Featherstone Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	261,375 255,488 248,600	0 0 0	41,817 38,374 40,859	41,817 72,330 41,885	199,307 209,321 149,850	1,000 5,000 4,000	24,292 29,131 16,590	569,608 609,644 501,784
D. Jeffry Benoliel Vice President—Global Metalworking and Fluid Power and Corporate Secretary	2011 2010 2009	303,024 289,975 280,000	0 0 0	41,817 38,374 29,286	41,817 72,330 30,019	192,034 196,700 183,362	271,000 265,000 182,000	26,132 32,496 22,841	875,824 894,875 727,508
Jan F. Nieman(5) Vice President and Managing Director— Asia/Pacific	2011	274,250	0	41,817	41,817	166,150	185,777	332,440	1,042,251
Wilbert Platzer(5) Vice President and Managing Director—Europe	2011 2010 2009	313,019 302,463 319,235	0 0 0	41,817 38,374 38,462	41,817 72,330 39,425	202,721 215,952 201,525	203,716 230,020 36,607	36,737 32,830 38,808	839,827 891,969 674,062

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s Long-Term Performance Incentive Plan (“LTIP”). Assumptions used in the calculation of these amounts for 2011 are included in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	The amounts in column (g) are incentive cash bonuses earned in 2011 and payable in 2012 under the LTIP ($339,135 for Mr. Barry; $89,604 for Mr. Featherstone; $64,223 for Mr. Benoliel; $61,103 for Mr. Nieman; and $84,017 for Mr. Platzer) and the Company’s Global Annual Incentive Plan (“GAIP”) ($627,000 for Mr. Barry; $109,703 for Mr. Featherstone; $127,811 for Mr. Benoliel; $105,047 for Mr. Nieman and $118,704 for Mr. Platzer). Also includes for 2010 and 2009, cash bonuses earned under the Company’s LTIP and GAIP. All bonuses for foreign-based participants are paid by the applicable local foreign affiliate.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The increase in the present value of Mr. Barry’s and Mr. Benoliel’s benefits under all pension plans established by the Company was primarily due to an additional year of service for purposes of SRIP, an increase in SRIP compensation and a decrease in the discount rate applied in calculating the present value of SRIP benefit.

(4)	Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan (for 2011, $14,744 for Mr. Barry; $14,700 for Mr. Featherstone; and $14,700 for Mr. Benoliel; for 2010, $19,556 for Mr. Barry; $19,600 for Mr. Featherstone; and $19,600 for Mr. Benoliel; and for 2009, $9,630 for Mr. Barry; $8,593 for Mr. Featherstone; and $8,867 for Mr. Benoliel).

Includes the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in Asia for Mr. Nieman ($32,110 for 2011) and in Europe for Mr. Platzer ($24,802, $22,047 and $27,694 for 2011, 2010 and 2009, respectively).

Includes for Mr. Neiman in 2011 $110,306 as a housing allowance, $33,343 for his children’s schooling expenses, a $54,427 hardship allowance, a $59,922 cost of living allowance, reimbursement of housing and home leave expenses and a Dutch government tax and children’s allowance.

Includes dividends paid on time-based restricted stock awards (for 2011, $42,064 for Mr. Barry; $8,817 for Mr. Featherstone; $7,932 for Mr. Benoliel; $10,497 for Mr. Nieman; and $8,521 for Mr. Platzer; for 2010, $40,406 for Mr. Barry; $9,081 for Mr. Featherstone; $9,396 for Mr. Benoliel; and $9,364 for Mr. Platzer; and for 2009, $35,856 for Mr. Barry; $7,322 for Mr. Featherstone; $10,474 for Mr. Benoliel; and $9,653 for Mr. Platzer).

Includes the costs associated with financial planning services (for 2011, $7,309 for Mr. Barry; $775 for Mr. Featherstone; $3,500 for Mr. Benoliel; $3,500 for Mr. Nieman; and $3,414 for Mr. Platzer; for 2010, $6,848 for Mr. Barry; $450 for Mr. Featherstone; and $3,500 for Mr. Benoliel; for 2009, $2,196 for Mr. Barry; $675 for Mr. Featherstone; and $3,500 for Mr. Benoliel). Includes the payment for unused vacation for Mr. Barry of $3,746, $6,923 and $5,192 in 2011, 2010 and 2009, respectively.

(5)	Includes a representation allowance and a holiday allowance (for 2011, $2,113 and $21,319 for Mr. Nieman, and $7,346 and $23,947 for Mr. Platzer; for 2010, $3,608 and $23,413 for Mr. Platzer; for 2009, $3,903 and $24,703 for Mr. Platzer). Mr. Nieman’s compensation and benefits are paid in both Chinese Renminbi and E.U. Euros. Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

Grants of Plan-Based Awards

Provided below is information on grants made in 2011 to the Named Executive Officers under the Company’s Long-Term Performance Incentive Plan. In March 2011, awards for the 2011-2013 period were made to the Named Executive Officers consisting of options vesting in approximately three equal installments over the three-year period, time-based restricted stock vesting after the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 25 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options (3) (#)(j)	Exercise or Base Price of Option Awards(4) ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael F. Barry	3/1/11	102,667	256,667	513,334	0	0	0	6,627	17,726	37.37	495,313
Mark A. Featherstone	3/1/11	17,333	43,333	86,666	0	0	0	1,119	2,993	37.37	83,634
D. Jeffry Benoliel	3/1/11	17,333	43,333	86,666	0	0	0	1,119	2,993	37.37	83,634
Jan F. Nieman	3/1/11	17,333	43,333	86,666	0	0	0	1,119	2,993	37.37	83,634
Wilbert Platzer	3/1/11	17,333	43,333	86,666	0	0	0	1,119	2,993	37.37	83,634

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount shown in column (d). The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on March 1, 2011 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on March 1, 2014.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on March 1, 2012.

(4)	With respect to the awards granted on March 1, 2011 under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Michael F. Barry	8,507	0	0	19.45	1/29/2015	6,000	(3)	233,340	0	0
	27,819	25,219	0	6.93	2/25/2016	22,316	(4)	867,869
	16,336	32,670	0	18.82	1/26/2017	8,792	(6)	341,921
	0	17,726	0	37.37	3/1/2018	6,627	(7)	257,724
Mark A. Featherstone	3,069	0	0	19.45	1/29/2015	5,896	(4)	229,295	0	0
	12,327	6,663	0	6.93	2/25/2016	2,039	(6)	79,297
	3,788	7,576	0	18.82	1/26/2017	1,119	(7)	43,518
	0	2,993	0	37.37	3/1/2018
D. Jeffry Benoliel	1,917	0	0	19.45	1/29/2015	4,226	(4)	164,349	0	0
	4,776	4,775	0	6.93	2/25/2016	2,039	(6)	79,297
	0	7,576	0	18.82	1/26/2017	1,119	(7)	43,518
	0	2,993	0	37.37	3/1/2018
Jan F. Nieman	0	4,561	0	6.93	2/25/2016	2,500	(5)	97,225	0	0
	0	7,576	0	18.82	1/26/2017	4,036	(4)	156,960
	0	2,993	0	37.37	3/1/2018	2,039	(6)	79,297
						1,119	(7)	43,518
Wilbert Platzer	12,544	6,272	0	6.93	2/25/2016	5,550	(4)	215,840	0	0
	3,788	7,576	0	18.82	1/26/2017	2,039	(6)	79,297
	0	2,993	0	37.37	3/1/2018	1,119	(7)	43,518

(1)	These options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: for January 29, 2015, February 25, 2016, January 26, 2017 and March 1, 2018, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on January 29, 2015, the grant date is January 29, 2008. For options expiring February 25, 2016, the grant date is February 25, 2009. For options expiring January 26, 2017, the grant date is January 26, 2010. For options expiring on March 1, 2018, the grant date is March 1, 2011.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $38.89 per share on December 30, 2011.

(3)	Time-based restricted stock award granted under the LTIP which vests in two equal annual installments commencing on July 1, 2012 and July 1, 2013.

(4)	Time-based restricted stock awards granted under the LTIP with full vesting on February 25, 2012.

(5)	Time-based restricted stock award granted under the LTIP which vests in two equal installments on June 19, 2012 and June 19, 2013.

(6)	Time-based restricted stock awards granted under the LTIP with full vesting on January 26, 2013.

(7)	Time-based restricted stock awards granted under the LTIP with full vesting on March 1, 2014.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2011 by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(6) ($)(e)
Michael F. Barry	6,830	227,852	5,824	(2)	236,707
Mark A. Featherstone	1,000	30,700	2,037	(3)	76,652
D. Jeffry Benoliel	3,788	71,252	3,148	(4)	124,609
Jan F. Nieman	10,757	268,714	4,098	(5)	159,558
Wilbert Platzer	3,275	80,401	2,174	(3)	81,808

(1)	Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, the following amounts reflect the value in cash (through the simultaneous market sale of the shares acquired on exercise): Mr. Nieman, $268,714 and Mr. Platzer, $80,401 and the following amounts reflect the value from the acquisition of shares upon exercise: Mr. Barry, $227,852; Mr. Benoliel, $71,252; and Mr. Featherstone, $30,700.

(2)	Consists of (i) 2,824 shares of a time-based restricted stock award under the LTIP, which vested 100% on January 29, 2011 and (ii) 3,000 shares of a time-based restricted stock award of 15,000 shares under the LTIP, which vested 20% on July 1, 2011.

(3)	Represents time-based restricted stock awards which vested under the LTIP on January 29, 2011.

(4)	Consists of (i) 1,273 shares of a time-based restricted stock award under the LTIP, which vested on January 29, 2011 and (ii) 1,875 shares of a time-based restricted stock award of 7,500 shares under the LTIP, 25% which vested on June 23, 2011.

(5)	Consists of (i) 1,598 shares of a time-based restricted stock award under the LTIP, which vested on January 29, 2011 and (ii) 2,500 shares of a time-based restricted stock award of 5,000 shares under the LTIP, 50% which vested on June 19, 2011.

(6)	Amounts reflect the closing price of the Company’s common stock on January 29, 2011 of $37.63 per share; on June 19, 2011 of $39.77 per share; on June 23, 2011 of $40.91 per share; and on July 1, 2011 of $43.48 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. For information on the material assumptions used in quantifying the present value of the accrued pension benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 28 of this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(2) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Michael F. Barry	U.S. Pension Plan	6.0833	68,000	0
	Supplemental Retirement Income Program	13	2,616,000	0
Mark A. Featherstone	U.S. Pension Plan	3.5833	39,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	139,000	0
	Supplemental Retirement Income Program	16	1,167,000	0
Jan F. Nieman (1)	The Netherlands Pension Plan	25.9167	768,373	0
Wilbert Platzer(1)	The Netherlands Pension Plan	25.4167	1,058,829	0

(1)	Mr. Nieman’s and Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

(2)	In all cases, other than Mr. Nieman and Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Potential Payments Upon Termination or Change in Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers under various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2011. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change in Control Benefits” in the Compensation Discussion and Analysis on page 29 of this proxy statement.

Named Executive Officers—Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mark A. Featherstone		D. Jeffry Benoliel		Jan Nieman(1)		Wilbert Platzer(1)
Severance Allowance ($)	2,190,146	(2)	583,384		673,376		807,569	(3)	951,264	(3)
Annual Bonus ($)	412,500		72,881		82,879		69,233		80,869
Performance Incentive Units ($)	372,664		86,612		73,702		71,323		83,935
Restricted Stock Awards (time-based vesting) ($)(4)	1,700,854		352,110		287,164		377,000		338,654
Stock Options ($)(5)	1,488,630		369,549		309,209		302,369		357,053
Medical/Dental/Life Insurance ($)(6)	40,314		31,050		31,590		0		0
Outplacement Assistance ($)(7)	8,500		8,500		8,500		8,500		8,500
Supplemental Retirement Income Program ($)(8)	2,449,000		0		558,000		0		0
Total	8,662,607	(9)	1,504,086	(9)	2,024,419	(9)	1,635,993	(10)	1,820,275	(10)

(1)	Amounts due in foreign currency were converted to U.S. dollars for the purposes of this table at the spot rate in effect on December 30, 2011.

(2)	The severance allowance has been reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). The amount of the reduction is $30,873 for Mr. Barry. No reduction was required to the severance allowance of any of the other Named Executive Officers.

(3)	These are the estimated amounts to which Messrs. Nieman and Platzer may be entitled under the law of The Netherlands. The severance amount is the product of (a), (b) and (c), where (a) is the sum of the monthly base salary (after excluding vacation allowance) and the monthly average of the annual GAIP bonus for the prior three years, (b) is 20.5 months and (c) is the severance factor (in this case, 1.5). These amounts may be adjusted upward (using a severance factor of 2.0) or downward by a Dutch court depending on the circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Nieman’s or Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $686,341. The severance allowance determined under Mr. Nieman’s change in control agreement is estimated at $571,439. Mr. Nieman’s and Mr. Platzer’s change in control agreements provide that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999. Whether such a reduction is required depends on the amount of their severance. No reduction would be required if Mr. Nieman’s or Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 30, 2011 ($38.89) multiplied by the number of shares that would become vested on termination or change in control.

(5)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 30, 2011 ($38.89) and the exercise price of the option. Options that were vested before December 31, 2011 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 37 of this proxy statement.

(6)	This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits. Messrs. Nieman and Platzer are not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2012.

(8)	Amount shown is the December 31, 2011 present value of the estimated benefit payable if, on December 31, 2011, a change in control occurred. The December 31, 2011 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $4,411,000, in the case of Mr. Barry’s death is $1,992,000, in the case of Mr. Barry’s resignation is $2,002,000 and in case Mr. Barry is terminated from employment by the Company other than for cause or disability is $2,405,000. The December 31, 2011 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $1,326,000, in the case of Mr. Benoliel’s death is $558,000 and in the case of Mr. Benoliel’s termination is $565,000.

(9)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(10)	All severance payments are made in a lump sum.

Termination Other than for Cause, Disability, Death or Retirement

Under the terms of their employment agreements, Messrs. Featherstone, Benoliel and Platzer are entitled to severance benefits and 12 months of outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Featherstone, Benoliel and Platzer are entitled to severance equal to 12 months of base salary as of the termination date. The severance amounts payable under such circumstances are as follows: $1,665,764 (Mr. Barry); $262,447 (Mr. Featherstone); $305,767 (Mr. Benoliel); and $308,119 (Mr. Platzer). In the case of Mr. Platzer, the statutory amounts determined under the law of The Netherlands would be paid, if higher (see Note (3) to the above chart). Mr. Nieman would be paid the statutory amounts determined under the law of The Netherlands (see Note (3) to the above chart).

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2011, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid. In the case of death on December 31, 2011, a death benefit would be paid in 2011 of $550,000 (Mr. Barry), $262,447 (Mr. Featherstone), $305,767 (Mr. Benoliel), $308,119 (Mr. Platzer), or $272,671 (Mr. Nieman), plus 50% of base salary during each of the following four years (2012-2015) (Mr. Barry, $275,000; Mr. Featherstone, $131,224; Mr. Benoliel $152,884; Mr. Platzer, $154,059; and Mr. Nieman, $136,336).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee has used certain industry-wide data obtained by Quaker’s management to set compensation.

For the 2011-2012 Board year, each independent director received an annual cash retainer of $40,000 and a time-based restricted stock award equal to $46,000, issued in June 2011, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $10,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $6,000. The Lead Director received an annual retainer of $15,000.

Currently, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. All of our directors are in compliance with the stock ownership requirements. However, should a director’s share ownership fall below the minimum, 75% of the annual cash retainer would be paid in shares of Quaker’s common stock until the threshold is met. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a percentage (up to 100%) of their annual cash retainer in shares of Quaker common stock.

Director Compensation

Name(1) (a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	57,500	45,990	0	0	0	1,188	104,678
Patricia C. Barron	71,250	45,990	0	0	0	1,188	118,428
Donald R. Caldwell	69,000	45,990	0	0	0	1,188	116,178
Robert E. Chappell	63,500	45,990	0	0	0	1,188	110,678
William R. Cook	67,500	45,990	0	0	0	1,188	114,678
Edwin J. Delattre	55,000	45,990	0	0	0	1,188	102,178
Jeffry D. Frisby	57,500	45,990	0	0	0	1,188	104,678
Robert H. Rock	61,000	45,990	0	0	0	1,188	108,178

(1)	Mr. Barry is not included in this table. Mr. Barry is an employee of the Company and thus receives no compensation for his service as a director.

(2)	Under the terms of the Director Stock Ownership Plan, the following directors were paid a portion of their retainer in shares of the Company’s common stock in lieu of cash, valued at $43.25 per share on June 1, 2011 (the retainer payment date) as follows: Mr. Caldwell received 462 shares in lieu of $19,981.50 in cash and Mr. Chappell received 924 shares in lieu of $39,963 in cash.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

Compensation Policies and Practices—Risk Assessment

The Committee conducted a risk assessment in 2011 that concluded that none of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Vice President – Human Resources, reported the results of this audit to the Committee, which found that none of the Company’s current compensation programs would be likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not likely to have a material adverse effect on the Company’s business or operations.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock as of December 31, 2011. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes(5)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	979,820	7.6	979,820
Eagle Asset Management, Inc.(2) 800 Carillon Parkway St. Petersburg, FL 33716	1,192,046	9.3	1,192,046
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	1,189,507	9.2	1,189,507
Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	652,255	5.1	652,255

(1)	As reported in Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc. with the Securities and Exchange Commission.

(2)	As reported in Schedule 13G/A filed on January 25, 2012 by Eagle Asset Management, Inc. with the Securities and Exchange Commission.

(3)	As reported in Schedule 13G/A filed January 20, 2012 by Royce & Associates, LLC with the Securities and Exchange Commission.

(4)	As reported in Schedule 13G filed on February 10, 2012 by Vanguard Group, Inc. with the Securities and Exchange Commission. Vanguard Group, Inc. has the sole power to vote or direct to vote 18,595 shares, the sole power to dispose of or to direct the disposition of 633,660 shares and shared power to dispose or to direct the disposition of 18,595 shares.

(5)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 34 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 9, 2012. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Joseph B. Anderson, Jr.	10,003		*	10,003
Patricia C. Barron	24,475		*	25,413
Michael F. Barry	238,121	(2)	1.8	443,879
Donald R. Caldwell	14,772		*	14,772
Robert E. Chappell	21,088		*	110,314
William R. Cook	19,810		*	19,810
Edwin J. Delattre	15,183	(3)	*	15,183
Jeffry D. Frisby	10,884		*	10,884
Robert H. Rock	15,345		*	21,267
Mark A. Featherstone	65,633	(2)	*	52,158
D. Jeffry Benoliel	123,812	(2)	*	829,601
Jan F. Nieman	27,482	(2)	*	18,135
Wilbert Platzer	50,989	(2)	*	116,686
All directors and officers as a group (19 persons)	696,824	(2)	5.3	1,738,259	(4)

*	Less than 1%.

(1)	Based upon 13,113,555 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 72,306 shares in the case of Mr. Barry; 28,633 shares in the case of Mr. Featherstone; 16,254 shares in the case of Mr. Benoliel; 9,347 shares in the case of Mr. Nieman; 27,390 shares in the case of Mr. Platzer; and 165,115 shares in the case of all directors and officers as a group.

(3)	Includes 14,067 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power.

(4)	Represents 8.0% of all votes entitled to be cast at the meeting, based on information available on March 9, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2011, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that, with one exception, all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2011, were filed on a timely basis. Ms. Patricia C. Barron filed a late Form 4 relating to two transactions.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is one of a number of companies that are part of Triumph Aerospace Systems Group, a subsidiary of Triumph Group, Inc., whose President and Chief Operating Officer is Jeffry D. Frisby, a Quaker Director. Triumph Fabrications is a leading manufacturer of sheet metal parts and assemblies used in the aviation industry. AC Products is the leading supplier of chemical milling maskants to the aerospace industry. The annual sales in 2011 to this account were approximately $694,023 and such sales are continuing in 2012. The Governance Committee reviewed and approved this transaction consistent with the policy described above and the Committee is updated annually.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2010 and 2011 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,209,000 and $1,477,961, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2010 and 2011, totaled $22,000 and $138,500, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2010 and 2011, totaled $167,000 and $120,025, respectively.

All Other Fees

There were no other fees charged to us by PricewaterhouseCoopers LLP for any other products or services provided during the year ended December 31, 2010. During 2011, the fees billed to us by PricewaterhouseCoopers LLP for all other services were $5,200 and were primarily related to accounting research software purchased by the Company from PricewaterhouseCoopers LLP.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2010 and 2011, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Report of the Audit Committee

The Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Our Board has appointed to this Audit Committee four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the NYSE and Quaker’s Corporate Governance Guidelines.

As stated in our charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out our oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

This Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2011. This Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by AICPA Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. This Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with this Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, this Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2011, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 5, 2012. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 18, 2013, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Metalworking and

Fluid Power and Corporate Secretary

Conshohocken, Pennsylvania

March 30, 2012

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions. Persons who become shareholders after the Effective Date shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. A shareholder may indicate that he or she has had beneficial ownership of his or her shares throughout the requisite Holding Period by completing and executing the affidavit accompanying the Company’s proxy card. The Company and its Board of Directors, however, has the right to request evidence of such ownership, as it may deem appropriate. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that the records of the Company indicate each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights on a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period.

Proxy Administration

Proxy cards will be mailed to all shareholders, and each proxy card will reflect the number of votes that the records of the Company indicate the shareholder is entitled to cast, not the number of shares held. If a shareholder has deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, the shareholder will be presumed to be entitled to one vote per share. Subject to the Board’s right to request evidence it may deem appropriate for proof of ownership during the required Holding Period, if a shareholder completes and executes the affidavit accompanying the proxy card stating that he or she has held his or her shares for the Holding Period, the number of votes that may be cast will increase to 10 votes per share. Similarly, if a shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, the shareholder should complete and execute the affidavit accompanying the proxy card. In all instances, the Company and its Board of Directors reserve the right to request, at any time, any evidence of ownership during the Holding Period they may deem appropriate. If it appears from experience that

A-1

the present process is inadequate or is being abused, the Company and its Board of Directors reserve the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where an affidavit is completed and executed and, if requested, the shareholder presents satisfactory evidence as requested, the shareholder records will be adjusted as appropriate. Any shareholder requested to submit evidence will be advised as to any action taken or not taken, which will be sent by ordinary mail to the shareholder or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation.

Voting Procedures

There are several methods a shareholder can use to cast his or her vote.

If the shareholder is a shareholder of record, he or she can vote: (1) in person, by attending the Annual Meeting of Shareholders; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, using the toll-free number listed on the proxy card; or (4) by mail, by marking, signing and dating a proxy card and returning it in the postage-paid envelope provided.

If the shareholder is the beneficial owner of shares held in street name, he or she can vote: (1) in person, by first obtaining a proxy card issued in his or her name from his or her broker and bringing that proxy card to the meeting, together with a copy of a brokerage statement reflecting stock ownership as of the record date, the stock acquisition date and valid identification; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, only if he or she agrees with the voting rights of his or her proxy, by using the toll-free number found on the proxy card; or (4) by mail, by marking, signing and dating the proxy card and returning it in the postage-paid envelope provided.

Summary

The procedures set forth above have been reviewed and approved by representatives of various brokers and banks, as well as counsel to the Company.

The Company believes these procedures are an efficient way to address the complications involved in casting and tabulating votes under the Company’s system of differing votes per share, but the Company reserves the right to change them for this year’s Annual Meeting or future meetings if experience indicates a need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

A-2

QUAKER CHEMICAL CORPORATION ATTN: D. JEFFRY BENOLIEL ONE QUAKER PARK 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41793-P21906	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUAKER CHEMICAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
01) Donald R. Caldwell
02) William R. Cook
03) Jeffrey D. Frisby
Vote on Proposal
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report to Shareholders are available at www.proxyvote.com.

M41794-P21906

QUAKER CHEMICAL CORPORATION Annual Meeting of Shareholders May 9, 2012 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Barry and William R. Cook, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 9, 2012 at 8:30 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors, and “For” Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

March 30, 2012

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2009 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2009, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.